  EXHIBIT 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Omnibus Incentive Compensation Plan of Buckeye Technologies Inc. of our reports dated September 5, 2007, with respect to the consolidated financial statements and schedule of Buckeye Technologies Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2007, and the effectiveness of internal control over financial reporting of Buckeye Technologies Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Memphis, Tennessee
June 16, 2008